Form 3 — Joint Filer Information
Exhibit 99-7

Name:	Metropolitan Property and Casualty Insurance Company (vii)
Address:	10 Park Avenue, Morristown, New Jersey 07962

Designated Filer:	Thomas J. Pasuit
Assistant General Counsel
Metropolitan Life Insurance Company

Issuer & Ticker Symbol:	Tortoise Energy Capital Corporation (“TYY”)
Date of Event Requiring Statement:	June 14, 2013

Signature: /s/Thomas J. Pasuit
Thomas J. Pasuit, Assistant General Counsel
(vii) First MetLife Investors Insurance Company as a direct owner/purchaser of $800,000 3.48% Senior Note, Series L, Due June 14, 2025 by Metropolitan Life Insurance Company, the indirect owner and investment manager (CUSIP 89147@AJ4).